Exhibit 12.1
Canadian Imperial Bank of Commerce
Computation of Ratio of Earnings to Fixed Charges

	Through
	Apr 30,	Twelve Months Ended October 31,
	2006	2005	2004	2003	2002	2001
	(C$ millions except ratios)

Canadian GAAP(1)
Earnings:
Income before income taxes, minority interests and income/loss from equity investees	1,585	828	2,848	2,162	282	1,737
Fixed charges, excluding interest on deposits	1,323	2,190	1,757	2,095	1,626	2,568

Subtotal	2,908	3,018	4,605	4,257	1,908	4,305
Interest on Deposits	2,772	4,346	3,391	3,776	4,647	7,889

Total	5,680	7,364	7,996	8,033	6,555	12,194

Fixed Charges:
Interest expense, excluding interest on deposits	1,229	1,978	1,545	1,883	1,478	2,442
Interest component of rental expense (2)	94	211	212	219	146	124
Interest capitalized	—	—	13	78	23	—
Amortization of subordinated indebtedness	—	—	—	—	2	2

Subtotal	1,323	2,189	1,770	2,180	1,649	2,568
Interest on Deposits	2,772	4,346	3,391	3,776	4,647	7,889

Total	4,095	6,535	5,161	5,956	6,296	10,457

Ratio of Earnings to Fixed Charges:
Excluding interest on Deposits	2.20	1.38	2.60	1.95	1.16	1.68
Including interest on Deposits	1.39	1.13	1.55	1.35	1.04	1.17

U.S. GAAP
Earnings:
Income before income taxes, minority interests and income/loss from equity investees	1,817	710	2,974	2,515	(268)	2,031
Fixed charges, excluding interest on deposits	1,323	2,190	1,649	1,982	1,515	2,462

Subtotal	3,140	2,900	4,623	4,497	1,247	4,493
Interest on Deposits	2,772	4,346	3,391	3,776	4,647	7,889

Total	5,912	7,246	8,014	8,273	5,894	12,382

Fixed Charges:
Interest expense, excluding interest on deposits	1,229	1,978	1,437	1,770	1,367	2,336
Interest component of rental expense (2)	94	211	212	219	146	124
Interest capitalized	—	—	13	78	23	—
Amortization of subordinated indebtedness	—	—	—	—	2	2

Subtotal	1,323	2,189	1,662	2,067	1,538	2,462
Interest on Deposits	2,772	4,346	3,391	3,776	4,647	7,889

Total	4,095	6,535	5,053	5,843	6,185	10,351

Ratio of Earnings to Fixed Charges:
Excluding interest on Deposits	2.37	1.32	2.78	2.18	(3)	1.82
Including interest on Deposits	1.44	1.11	1.59	1.42	(3)	1.20
(1)	Ratios for the twelve month period ended October 31 for the years 2001 through 2004 have been restated due to retroactive adoption of amendments to the Canadian Institute of Chartered Accountants handbook section “Financial Instruments—Disclosure and Presentation” on November 1, 2004.

(2)	The interest component of rental expense is 30 % of rent expense because it is the proportion deemed representative of the interest factor.

(3)	Earnings for the year ended October 31, 2002 were inadequate to cover fixed charges as calculated under U.S. GAAP (both excluding and including interest on deposits) by C$291 million.